Exhibit 10.3
EMPLOYEE PARTICIPATION PLAN AGREEMENT
     The Company has adopted an Employee Participation Plan (the “Plan”) as set forth in the provisions of this Employee Participation Plan Agreement (the “Agreement”).
ARTICLE I
PURPOSE
     1.01 The purposes of the Plan are to:
     (a) closely associate the interest of the employees of the Company and its Affiliates with the shareholders by reinforcing the relationship between Participant’s rewards and increase in Company assets.
     (b) maintain competitive compensation levels; and
     (c) provide an incentive to employees for continued employment with the Company.
     1.02 All capitalized terms have the meaning as set forth in Article II hereof or as otherwise provided.
ARTICLE II
DEFINITIONS
     2.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:
     “Acquisition Costs” means the costs of acquiring a leasehold interest, including, without limitation, lease bonuses, direct costs of seismic data and interpretation, lease broker services, title examinations, filing fees.
     “Affiliate ” means, when used with reference to a specified Person, (a) any Person directly or indirectly owning, controlling or holding power to vote 50% or more of the outstanding voting securities of the specified Person, (b) any Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by or under common control with the specified Person, (d) if the specified Person is a corporation, any officer or director of the specified Person or of any corporation directly or indirectly controlling that specified Person, (e) if the specified Person is a partnership, any Company or if the Company is a partnership, the Companies of that partnership, and (f) if the specified Person is an individual, such individual’s spouse and natural and adoptive lineal descendants and trusts for the benefit of any such Persons. For purposes of this definition, the ability through share ownership or contractual arrangement to elect or cause the election of a majority of the board of directors of a corporation shall constitute “control.”
     “Change in Control” “Change in Control” shall be deemed to have occurred if the conditions set forth in any one or more of the following shall have been satisfied:
     (i) any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than N. Malone Mitchell 3rd and Amy Mitchell, a Person which they or their heirs, devisees or grantees controls or the heirs, devisees or grantees of N. Malone Mitchell 3rd or Amy Mitchell; the Company; any trustee; or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

     (ii) during any period of two consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d) of this Section 14(b)) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority thereof;
     (iii) completion of a merger or consolidation of the Company with any other person, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger in which the Company is the surviving entity but no “person” (as defined above) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
     (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).
     “Company” means Riata Energy, Inc., a Texas corporation.
     “Costs” means all Acquisition Costs and Well Costs.
     “Event of Forfeiture” has the meaning set forth in Section 4.13.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Independent Legal Counsel” shall mean an attorney, selected in accordance with the provisions of Section 6(b) hereof, who shall not have otherwise performed services for Indemnitee, the Company, any person that controls the Company or any of the directors of the Company, within five years preceding the time of such selection (other than in connection with seeking indemnification under this Agreement). Independent Legal Counsel shall not be any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct. “Code” means the Internal Revenue Code of 1986, as amended.
     “Interest” means the interest attributable to a Participant in a Project.
     “Lease” means a lease, mineral interest, mineral servitude, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all appurtenances, easements, permits, licenses, servitudes and rights-of-way situated upon or used or held for future use in connection with such an interest or the exploration, development or production thereof. A “Lease” shall also mean and include all rights and interests in all lands and interests unitized or pooled therewith pursuant to any law, rule, regulation or agreement. A Lease does not include any royalty, overriding royalty or other non-cost bearing interest owned by the Company.
     “Monthly Allowance” means a dollar amount allocated to a Participant each month to pay Costs incurred in Projects in which the Participant has an Interest.

     “Operating Agreement” means an agreement between the operator and non-operating interest owners in a Lease for the testing, development and operation of a tract of land or Lease for the exploration and development of oil, gas, minerals or hydrocarbons.
     “Participant” means an individual designated by the Company eligible to participate in the Plan.
     “Person” means an individual, corporation, partnership, limited liability company, business trust or other legal entity.
     “Project” means an area designated by the Company in which the Company owns or intends to acquire Leasehold Interests and in which it elects to allow Participants to participate in a portion of exploration and production activities attributable to the interest in a Lease owned by the Company. The Company may alter or amend at any time the designation of a Project, but no alteration or amendment will affect operations conducted on the Project prior to such alteration or amendment. A designation of a Project will include the aerial extent of the Project; depth limitations, if any, of the Project; the portion of the Company’s Working Interest in the Project available for Participants, and such other information, limitations or conditions as the Company in its sole discretion shall determine.
     “Project Information” means such information as the Company determines in its sole discretion to provide to Participants. To the extent practicable, Project Information will include geologic or engineering information; operating agreements, farmout or other agreements applicable to the Project; and exploration or drilling activities the Company initially intends to undertake on the Project.
     “Regulations” mean the regulations promulgated by the United States Department of Treasury pursuant to the Code. All references herein to sections of the Treasury Regulations shall include corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Transfer ” means any sale, transfer, assignment, pledge, encumbrance, hypothecation, gift or disposition of an Interest in whole or in part, or any rights or benefits to which a holder of an Interest may be entitled as provided in this Agreement, including, without limitation, the right to receive distributions in cash or in kind.
     “Well” means a well in which the Company holds a Working Interest derived from its ownership of one or more Leases.
     “Well Costs” means the Participant’s share of costs pursuant to any Operating Agreement for the drilling, completing, equipping, deepening or sidetracking a Well, including, without limitation: (i) the costs of surveying and staking the Well, the costs of any surface damages and the costs of clearing, coring, testing, logging and evaluating the Well; (ii) the costs of casing, cement and cement services for the Well; (iii) the cost of plugging and abandoning the Well (including standard and customary remediation activities associated therewith), if it is determined that the Well would not produce in commercial quantities and should be abandoned; (iv) all direct charges and overhead chargeable with respect to the Well under any applicable Operating Agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such Well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (v) all costs incurred recompleting or plugging back any Well; (vi) all costs incurred in reworking any Well if the rework is covered by an authority for expenditure under the applicable Operating Agreement; (vii) all costs incurred in locating, drilling, completing, equipping, deepening or sidetracking any enhanced recovery producer or injector Well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines); and (viii) the costs of constructing production facilities, pipelines and other facilities necessary to develop a Property and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons and minerals therefrom; provided, that Well Costs shall not include any Acquisition Costs.

     “Working Interest” means a fractional operating interest in a Lease that permits the Company to explore, develop and produce one or more Properties and bear its percentage of the costs and expenses relating to the maintenance and development of and operations relating to such properties in return for a share of the mineral production from the property.
     2.02 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.
ARTICLE III
PROJECTS
     3.01 Notification. The Company will notify each Participant of any Project in which the Participant is allowed to participate. The Participant shall have a one-time election to participate in the Project.
     3.02 Project Information. The notification will include a description of the Project and the activities the Company has already conducted or initially intends to conduct in the future, including Costs incurred or expected initially to be incurred. Unless expressly identified as an actual Cost, any Costs will be estimates only.
     3.03 Elections. The Company will establish the date by which Participants may elect to participate in a Project. Any elections must be made in writing and delivered to the Company in the manner designated by the Company on or before the election date established by the Company. The failure to respond shall be deemed an election not to participate in the Project, and a Participant shall thereafter have no right to participate in the Project.
     3.04 Amount. If a Participant elects to participate in a Project, the election shall include the percentage interest of the Project the Participant wishes to select. In the event all Participants’ elections exceed 100% of the amount available to Participants, the Company may elect to increase the amount available in the Project, proportionately reduce each Participant’s percentage interest in the Project, or both.
     3.05 No Increase or Decrease. Once established, a Participant’s percentage interest in a Project is fixed, and the Participant may not change the percentage interest in the Project.
ARTICLE IV
PARTICIPANTS
     4.01 Designation of Participants. The Company shall from time to time designate an Employee as a Participant. Once designated as a Participant, the Employee shall remain a Participant until death, permanent disability (as determined by the Company in its sole discretion), termination of status as an Employee for any reason, or election by the Company in its sole discretion to withdraw the Employee’s designation as a Participant.
     4.02 Monthly Allowance. Each Participant shall receive a Monthly Allowance as determined by the Company in its sole discretion. The Monthly Allowance may be increased, decreased or eliminated at any time by the Company in its sole discretion, provided that any change will be prospective only. All or any portion of the Monthly Allowance may be used each month by a Participant to pay for Costs billed to the Participant in the previous Month or may be accumulated by the Participant to pay for future Costs. In any event, all portions of a Monthly Allowance must be used within eleven (11) months after the Month in which the Monthly Allowance is received. Any portion of the Monthly Allowance not used within such period shall be forfeited. Use of accumulations of a Participant’s Monthly Allowance will be made on a first-in, first-out basis. In no event shall a Participant be entitled to receive cash or other compensation in exchange or as a substitute for the Monthly Allowance.
     4.03 Statements. Each month, or at such other time selected by the Company the Company will deliver to each Participant a statement showing amount due from the Participant for activities conducted in each Project or anticipated to be conducted on each Project. The Company may elect to make cash calls for any activity in the manner allowed by any applicable Operating Agreement. Each Participant shall be responsible for the percentage share of the actual Costs attributable to the Interest of the Participant in a Project.
     4.04 Payment of Costs.
          (a) A Participant may use all or any portion of the Participant’s Monthly Allowance, including any allowed accumulations, to pay all costs attributable to the Participant percentage interest in Projects in which the Participant is participating. In the event a Participant’s Monthly Allowance, including any allowed accumulations, is insufficient to pay Costs attributable to the Participant, the Participant shall within the time established by the Company, or if no time is established by the Company, within ten (10) days following delivery of the statement showing Costs, deliver to the Company a check for the amount of such deficit.
          (b) If a Participant fails to discharge any financial obligation attributable to the Participant’s Interest, including without limitation the failure to make any advance within the period required for such payment the Participant shall be deemed to be a non-consenting party as to the activity for which payment has not been made. In such event, the Company will allocate any payments actually made including any Monthly Allowance, to the payment of Costs, as it may determine in its sole discretion.
          (c) If any Costs remain unpaid for ten (10) days following the date payment was due, the Participant shall be ineligible to elect to participate in any future Projects for as long as such amounts remain unpaid.
          (d) Further, if a default in the payment of any financial obligation continues for a period of ten (10) days after such payment was due, regardless of whether thereafter cured, the Company may thereafter require advance payment from the Participant for all anticipated Costs.
     4.05 Non-Consent Elections. A Participant may elect not to participate in any activity of a Project where the applicable Operating Agreement allows a non-operator a non-consent election, in accordance with the terms of such provision.
     4.06 Distributions. At least monthly all cash which the Company reasonably determines is not needed for the payment of any existing or reasonably foreseeable Participant obligations and expenditures shall be distributed to each Participant attributable to the Interest of such Participant.
     4.07 Withholding Taxes. The Company shall at all times be entitled (but not obligated) to make payments required to discharge any obligation of the Participant or the Company to withhold or make payments to any governmental authority with respect to any federal, state or local tax liability of any Participant for such taxes arising out of such Participant’s Interest. The amount of each such payment made by the Company with respect to any Participant shall be deducted from any distributions otherwise payable to such Participant pursuant to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event the Company fails to withhold any federal, state or local taxes in respect of any Participant when required to do so (including as a result of any change in law or interpretation thereof or otherwise) any liability incurred by the Company (including any interest and penalties) as a result of such failure shall be borne by such Participant (and charged to such Participant, and such Participant shall indemnify and hold harmless the Company from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever related to such withholding obligation.
     4.08 Access to Information. A Participant or a permitted assignee of an Interest, on written request to the Company stating the purpose, may examine, at any reasonable time, for any proper purpose, records kept by the Company relating to the Interest of the Participant.
     Information provided to or obtained by a Participant or a permitted assignee of an Interest shall be used by such Participant or assignee solely in furtherance of his or her interests as a Participant and shall not be used for any other purpose. Participant or a permitted assignee of an Interest shall maintain the confidentiality of all such information and shall not disclose such information to any other Person. If a Participant or a permitted assignee of an Interest receives a request to disclose information relating to the Partnership or Property under the terms of a subpoena, investigative demand or order issued by a court or governmental agency, the Participant or a permitted assignee of an Interest shall promptly notify the Company of the existence, terms and circumstances surrounding such request, so that the Company may seek a protective order or confidential treatment of such information. If the Company receives a subpoena, document request or any other notice or document seeking or requesting information relating to a Participant’s Interest the Company may acquire the Interest pursuant to Section 4.12 hereof.
     4.09 No Liens or Encumbrances. Participant shall not mortgage, assign, transfer, or encumber the Interest.
     4.10 Investment Representations of the Participants.
          (a) In order to become a Participant, an employee must represent and warrant to the Company that, as a Participant, such employee is acquiring his or her Interest for his or her own account, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part. And will acknowledge that the Interests have not been registered under the Securities Act.
          (b) Each Participant represents that he or she has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment pursuant to the Plan.
     4.11 Transfer Restrictions. Except as provided in Section 4.15, no Participant shall Transfer any Interest therein without the prior written consent of the Company. Any attempted Transfer in violation of this section shall be null and void, and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in ownership of such Interest pursuant to any such Transfer.
     4.12 Company’s Right of Purchase. The Company shall have the right and option to purchase any or all Interests held by a Participant following such Participant’s (i) termination of employment with the Company for any reason, including death, permanent disability, voluntary resignation, termination for cause or termination without cause, or (ii) the causes stated in Section 4.08 hereof. The Participant’s admission to or conviction of a felony or misdemeanor offense against the Company or any of its Affiliates (“Event of Forfeiture”) shall result in the forfeiture of the Participant’s Interest without any payment to the Participant. The Company may exercise such right and option of purchase within one hundred twenty (120) days of an Event of Forfeiture. The purchase price to be paid for the Interest shall be equal to an amount computed as follows:
The acquisition price of the Interest shall be based upon the present value of the proved developed producing and proved undeveloped reserves, using the then current pricing schedule of the Company’s primary lender and the most recent independent engineer’s report, deducting anticipated capital expenditures, and applying a fifteen percent (15%) discount rate for proved developed producing reserves and a discount rate of thirty percent (30%) for proved developed non-producing reserves. No value shall be given for proved undeveloped reserves.
     To the extent the Company exercises its option to purchase a Participant’s Interest under this provision, Participant, or the legal representative of or heir or designee of Participant, as the case may be, shall execute such assignments and bills of sale to the Company as the Company may reasonably request, free and clear of any liens or encumbrances created by the Participant.
     4.13 Change in Control and Sales. Upon a Change in Control, the Company shall assign each Participant the Interest of the Participant, subject to all applicable operating and other agreements. If Company elects to sell its interest in a Project, the Participant’s Interest will also be included in such sales.
     4.14 Marketing. Production of oil and gas attributable to a Participant’s Interest shall be marketed on the same terms and conditions as that of the outside owners in the respective Project.
     4.15 Permitted Transfers; Status as Assignee. A Participant may Transfer all or any portion of his or her Interest (i) to the Company, (ii) to his or her spouse, parents or natural or adoptive lineal descendants, or to one or more trusts or partnerships established exclusively for the benefit of his or her spouse, parents or natural or adoptive lineal descendants; provided, that any such permitted assignee shall receive and hold such rights subject to the provisions of this Agreement, including, without limitation, the provisions of this Article IV. A Participant intending to Transfer Interests pursuant to this Section 4.15 shall provide at least 10 days prior written notice of such proposed transfer to the Company. In the event the Company elects not to exercise its option to purchase the Interest of a Participant in the Event of Forfeiture, the Company shall assign the Participant’s Interest to the Participant without warranty of any kind, either express or implied.
     4.16 Specific Performance. The parties agree that the Company and each Participant would be irreparably damaged if any of the provisions of this Article IV are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which they may be entitled, at law or in equity, the Company and any nondefaulting Participant shall be entitled to injunctive relief to prevent breaches of the provisions of this Article IV and specifically to enforce the terms and provisions hereof in any action instituted in any court of competent jurisdiction.
ARTICLE V
ADMINISTRATION, ALLOCATIONS, AND DISTRIBUTIONS
     5.01 Administration.
          (a) The Plan shall be administered by a Committee composed of the President.
          (b) The Committee shall have the authority, in its sole discretion and from time to time to:
          (i) designate the employees who will be Participants;
          (ii) establish the Monthly Allowance for each Participant;
          (iii) impose limitations, restrictions and conditions in connection with the Plan as the Committee shall deem appropriate; and
          (iv) interpret the Plan, adopt, amend, and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.
          (c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan.
          (d) The Committee shall prepare such agreements, awards, notices or other documents necessary to effectuate the intent of the Plan.
ARTICLE VI
BOOKS, RECORDS AND BANK ACCOUNTS
     6.01 Maintenance of Books. The books of account for each Participant shall be maintained on an accrual basis in accordance with the terms of this Agreement.
     6.02 Accounts. The Company shall establish and maintain one or more bank and investment accounts and arrangements for Participants’ funds with financial institutions and firms that the Company determines. The Company need not establish separate accounts for the Participants, and may commingle the funds of Participants with funds of its own.
ARTICLE VII
GENERAL PROVISIONS
     7.01 Offset. Whenever the Company is to pay any sum to any Participant, any amounts that Participant owes the Company or its Affiliates may be deducted from that sum before payment.

     7.02 Notices. All notices, requests or consents required or permitted to be given under this Plan must be in writing and shall be considered as properly given if mailed by first class United States mail, postage paid, and registered or certified with return receipt requested, or if delivered to the recipient in person, by courier or by facsimile transmission. Notices, requests and consents shall be sent to a Participant at the address shown on the records of the Company for each Participant. A Participant may change its address by giving written notice to the Company. Any notice, request or consent to the Company shall be sent to the Company at its principal place of business, to the attention of the President.
     7.03 Entire Agreement. This Agreement constitutes the entire agreement of the Plan and supersedes all prior contracts or agreements with respect to the Plan, whether oral or written.
     7.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
     7.05 Amendment or Modification. Any amendment to this Agreement by the Company may be made at any time, provided that no prior actions of any Participant may be affected.
     7.06 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Participant’s and their respective successors and assigns.
     7.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the fullest extent permitted by law.
     7.08 Further Assurances. In connection with this Agreement and the transactions contemplated by it, each Participant shall execute and deliver any additional documents and instruments as the Company may request, and perform any additional acts that may be necessary or appropriate as the Company may request, to effectuate and perform the provisions of this Agreement and those transactions.
     7.09 No Employment Contract. Nothing contained in this Agreement shall be construed as conferring upon any Participant who is or may become an employee of the Company or any Affiliate of the Company any right to continue in the employment of the Company or any Affiliate of the Company for any period of time or interfere with or restrict in any way the rights of the Company or any Affiliate of the Company or such Participant to terminate the employment of such Participant at any time for any reason (or without any reason) whatsoever, with or without cause.
     7.10 Termination. The Plan may be terminated at any time by the Company without liability or obligation to the Company.
     7.11 Effective Date. The Effective Date of the Plan is January 1, 2006.